UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2005
Knight Fuller, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware
(State or other Jurisdiction of Incorporation)

333-87968	45-0476087
(Commission File Number)	(I.R.S. Employer Identification Number)

3407 Winona Avenue
Burbank, California	91504
(Address of Principal Executive Offices)	(Zip Code)

818-559-4333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (See General Instruction 1.2 below.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 6, 2005, Knight Fuller, Inc. (“KF”) exercised its put option under the Put and Sale Agreement (the “Put Agreement”) dated as of August 17, 2005, by and between KF and Opus International, LLC (“Opus”) and sold all of the outstanding shares of capital stock of PayCell, Inc. (“PayCell”) to Opus. In consideration of the stock, all debt (totaling approximately $860,000), of KF to Opus and its affiliates as of August 17, 2005 was cancelled. In addition, all of the debts and liabilities of Paycell and its subsidiaries will no longer be reflected on the consolidated balance sheet of KF; these debts and liabilities were approximately $155,000 as of June 30, 2005.

The Put Agreement was entered into in connection with, and as a condition to, KF’s acquisition on August 17, 2005 of CenterStaging Musical Productions, Inc. (“CenterStaging”), through a reverse triangular merger (the “Merger”). KF’s board of directors approved the put exercise in order to eliminate KF’s debt to Opus and because PayCell’s business is unrelated to and not strategically compatible with KF’s new business following the Merger.

As a result of the sale, KF’s business consists of the business of CenterStaging. CenterStaging is engaged primarily in: (i) providing production and support services for live musical performances at major televised award shows such as the Academy Awards and the GRAMMY Awards, and other televised shows and events, such as the SuperBowl halftime show and presidential inaugurations; (ii) renting its studio facilities to musicians for rehearsal, production and recording; and (iii) renting musical instruments and related equipment for use at its studios and other venues. Each of these segments of its business is related to and supports the other segments.

CenterStaging recently formed a new division, rehearsals.com, to produce and distribute original high definition digital video content of musicians and recording artists at its studios as they rehearse, give clinics and record. This original digital content will provide a behind-the-scenes perspective of recording artists, capturing candid, unscripted interactions among those artists and the music they play. CenterStaging intends to distribute this original content worldwide, primarily through third party distribution channels, such as the Internet, television, cable providers, video, DVD, and pay-per-view.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2005	KNIGHT FULLER, INC. By: /s/ Roger Paglia Roger Paglia, Chief Executive Officer